DIRECTOR’S RESIGNATION

TO:

Portlogic Systems Inc. (the “Corporation”)

I hereby resign as a director of the above Corporation effective the date indicated below.

DATED:  November 15, 2010

/s/ Edvard Halupa

Edvard Halupa

Vysoka 26

811 06 Bratislava

Slovak Republic